Filed Pursuant to Rule 424(b)(3)

Registration No. 333-146867

PALADIN REALTY INCOME PROPERTIES, INC.

SUPPLEMENT NO. 8 DATED JUNE 21, 2011

TO THE PROSPECTUS DATED APRIL 29, 2010

This document supplements, and should be read in conjunction with, our prospectus dated April 29, 2010 as supplemented by Supplement No. 6 dated April 28, 2011 and Supplement No. 7 dated May 31, 2011. The purpose of this Supplement No. 8 is to disclose:

•	the status of our public offerings;

•	the reelection of our directors; and

•	changes to the composition of our management.

Status of Our Public Offerings

We commenced our follow-on offering of $850,000,000 in shares of common stock on July 28, 2008. Of these shares, we are offering $750,000,000 in our primary offering and $100,000,000 pursuant to our distribution reinvestment plan. Concurrently with the commencement of our follow-on offering, we terminated our initial public offering. As of June 17, 2011, we had received and accepted subscriptions in our offerings for an aggregate of 6,351,679 shares of our common stock, or $62,939,221, including shares issued under our distribution reinvestment plan. As of June 17, 2011, 82,573,317 shares remained available for sale to the public under our follow-on offering, including shares available under our distribution reinvestment plan. Our follow-on offering is expected to terminate on or before July 28, 2011.

Reelection of Directors

At our annual meeting of stockholders held on June 17, 2011, or the 2011 Annual Meeting, John A. Gerson, Harold H. Greene, Michael L. Meyer, Christopher H. Volk and James R. Worms were reelected to our board of directors to serve until the 2012 annual meeting of stockholders and until their respective successors are duly elected and qualified.

Changes to Management

Whitney A. Greaves resigned as our President and Chief Executive Officer effective as of the conclusion of the 2011 Annual Meeting. Ms. Greaves’ responsibilities have been assumed by James R. Worms, who was elected by our board of directors to serve as our President and Chief Executive Officer at the pleasure of our board of directors until his successor is appointed and qualifies, effective as of the conclusion of the 2011 Annual Meeting. Mr. Worms is also our Chairman of the Board and served as our President and Chief Executive Officer from October 2003 to November 2008.